Exhibit 99.2

ReposiTrak

Fiscal Fourth Quarter 2026 Earnings Call

September 28, 2026

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, FNK IR, LLC

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings and welcome to the ReposiTrak Fiscal Fourth Quarter 2026 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance, please press star zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce Jeff Stanlis of FNK IR. Please go ahead.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for ReposiTrak's fiscal fourth quarter 2026 earnings conference call.

Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO, and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. ReposiTrak's remarks are subject to risks and uncertainties, and actual results may differ materially. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained on this conference call.

Shortly after the market closed today, the Company issued a press release overviewing the financial results we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at ReposiTrak.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

Our strong results for fiscal 2026 demonstrate continued execution against our stated strategy. We've continued to shift our revenue mix towards highly predictable recurring SaaS revenue. We continue to grow this revenue while simultaneously improving our operating cost structure. During the fiscal year, total revenue grew 3%, recurring revenue grew 4%, while total operating expenses declined 6%.

As part of our ongoing strategy, we deliberately de-emphasized certain high-touch, low-margin revenue streams, focusing instead on opportunities with the greatest growth potential and profitability. This moderated our revenue growth while contributing to an improved operating margin profile. The result is clear operating leverage, higher GAAP net income, higher earnings per share, solid cash generation, and the continued return of capital to Shareholders.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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At the same time, we are investing in the long-term infrastructure of our business, both organically through the refresh of our technology stack and continued investment in our traceability solution and through our collaborative relationship and investment in SPAR Group, which supports our newest initiative, Touchless Merchandising. Randy will discuss Touchless Merchandising in his prepared comment shortly. We view this initiative as a natural extension of our broader platform strategy across traceability, compliance, risk management, and supply chain solutions. I will focus my comments today on the financial results and our capital allocation priorities.

Let's get to the numbers. For the full fiscal year, total revenue increased 3% from $22.6 million to $23.3 million. Total operating expenses for the fiscal year were $15.4 million versus $16.4 million last year, a decrease of 6%. These results demonstrate the operating leverage in our business model as we continue to scale our SaaS platform and improve automation.

Operating margin expanded to approximately 33.7% from 27.5% last year, an increase of approximately 620 basis points. Income from operations was up 26% for the fiscal year to $7.8 million versus $6.2 million. GAAP net income increased 8% from $7 million to $7.6 million.

As previously communicated, the Company is nearing the end of the benefit period associated with historical federal and state net operating losses, or NOLs. Our effective tax rate for fiscal 2026 was approximately 21% for federal, 3% for state. As those historical tax benefits diminish, we expect our overall effective tax rate may increase subject to available state and federal tax credits and other tax attributes.

GAAP net income to common Shareholders increased 12% from $6.6 million in fiscal 2025 to $7.4 million in fiscal 2026, despite an income tax provision of approximately $2 million compared with approximately $700,000 last year, an increase of approximately 190%.

Fiscal 2026 earnings per share were $0.41 basic and $0.39 diluted, based on approximately 18.3 million weighted average basic shares and 19 million weighted average diluted shares, respectively. Diluted earnings per share increased 13% to $0.39 compared with $0.35 for fiscal 2025.

Turning to the fourth quarter numbers, fourth fiscal quarter 2026, revenue was down 3% year-over-year at $5.6 million. As a reminder, the second half of last year included an accelerated pace of traceability activity as the FDA's original January 20, 2026, compliance date approached. As previously communicated, the FDA has extended the compliance date to July 20, 2028, and Congress has directed FDA not to enforce the food traceability rule before that date. We believe customer activity could increase as the industry prepares for that new deadline date.

Total operating expenses for the quarter were down 11% to $3.7 million from $4.2 million, reflecting continued cost discipline and operating efficiencies. Cost of services was down 12% due partially to capitalized software costs as we significantly enhance our software stack. Sales and marketing was down 11%. G&A expense was up 3% due to higher benefit costs and other employee costs. Depreciation and amortization declined 75%, primarily because intangible and hard assets became fully amortized or depreciated. Income from operations was up 19% to $1.9 million versus $1.6 million.

GAAP net income for the fourth fiscal quarter of 2026 was $2.1 million, up 16% versus $1.8 million last year. Keep in mind this also considers an almost 200% increase in income tax expense. GAAP net income to common Shareholders increased 19% to $2.1 million from $1.7 million.

Earnings per share for the quarter were $0.11 per basic and diluted share, based on approximately 18.2 million weighted average basic shares and 19 million weighted average diluted shares. Diluted earnings per share increased approximately 20% year-over-year, despite the higher income tax burden.

Turning to capital allocation and liquidity. We ended fiscal 2026 with $27.3 million in cash, plus our $3 million note receivable from SPAR Group as of June 30, 2026. For fiscal 2026, we generated approximately $8.3 million of cash from operations, compared with $8.4 million last year. Our strong balance sheet, continued profitability, and cash generation provides meaningful financial flexibility. The Company continues to have zero bank debt.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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During fiscal 2026, the Company repurchased and canceled approximately 144,000 common shares for an average price of $12.50 per share, for a total of approximately $1.8 million. Since inception of the buyback program, we have repurchased and canceled approximately 2.3 million common shares for approximately $15.2 million, at an average price of $6.60 per share. As of June 30, 2026, approximately $6 million remained under the $21 million total common share repurchase authorization.

The Company holds no treasury stock. Shares are simply repurchased and subsequently canceled. During the year, we redeemed 175,000 preferred shares at the stated redemption price of $10.70 per share, for a total of approximately $1.9 million. Since inception, the Company has redeemed approximately 677,000 preferred shares at the stated redemption price of $10.70 per share, for a total of approximately $7.3 million. We have approximately 161,000 preferred shares remaining, representing approximately $1.7 million at the stated redemption price. Our current goal remains to redeem all remaining preferred shares outstanding on or before December 2026, subject to business conditions, liquidity requirements, and the Board's ongoing evaluation of our capital allocation priorities.

On June 18, 2026, the Board declared a quarterly dividend of $0.02 per share, $0.08 per share annually, to Shareholders of record on June 30, 2026. The cash dividends were paid to Shareholders of record on or about August 14, 2026. Again, on September 15, 2026, the Board declared a September quarterly dividend of $0.02 to Shareholders of record on September 30, 2026. It is anticipated that cash dividends will be paid to September 2026 Shareholders on or about November 14, 2026.

As previously communicated, all declared dividends will be paid within 45 days of each fiscal quarter end. From time to time, the Board will evaluate our capital allocation strategy and make adjustments based on business conditions in the approach it believes is most favorable for the Company and its Shareholders at that time. Our continued capital allocation objective is to return approximately 50% of annual cash from operations to Shareholders while retaining the balance to strengthen the balance sheet and fund future operations.

In summary, our strategy has not changed. First and foremost, take exceptional care of the customer and execute flawlessly. Next, grow recurring revenue, increase profitability faster than revenue, use cash to repurchase common stock and redeem the preferred shares, maintain a debt-free balance sheet and return capital to Shareholders through our cash dividend.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

ReposiTrak is continuing to expand its strategic position as the go-to vendor for food safety and on-shelf availability for the retail food industry. From compliance to supply chain to traceability, we've set the standard for highly automated, incredibly accurate, remarkably simple, and very affordable solutions.

Each of our businesses performed well during the quarter in spite of the fact that we put a great deal of focus on a new, very large supply chain opportunity, touchless retailing. This particular supply chain initiative is an important one because we believe it's not only a great market opportunity for us, but critically, it solves a set of issues that our customers all experience.

As technology gets better and problems are more easily identified, the bottleneck isn't knowing what needs to be done, but rather actually getting it done. In other words, having the people actually fix the problems. Those problems are especially acute in the direct store delivery segment of the retail food industry, and that's where we're focused.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Remember, the idea behind the entire concept of direct store delivery, which is now more than 30% of grocery sales, was that the retailer would not have to provide labor to keep the product on the shelf. The DSD vendor would take that on with their own people or with third parties. In short, the retailer provided the shelf, and the vendor provided the people to take care of the shelf. That promise is not being kept.

Right now, merchandising cost and quality are major pain points for both suppliers and for retailers. Suppliers pay merchandisers to keep shelves stocked, but the work is expensive, and frankly, it's not done very well. Over the years, the cost of merchandising has gone up. DSD suppliers have done the obvious. They cut the frequency of touching the merchandise. That, in turn, has resulted in more out-of-stocks and lower sales. Simple, just like you'd expect. The industry's in a spiral, and we think touchless retailing, as we call it, may be an important part of the ultimate answer.

For years, ReposiTrak has been superb at telling retailers and suppliers about supply chain issues, out-of-stocks, etc. We have tremendous visibility into data and trends, and we can note which stores sell more of a certain product and therefore need more merchandising attention, and which ones lag. But visibility without action doesn't solve the root problems for either the suppliers or the retailers.

Our touchless retail offering gives our customers the ability to actually fix the problems, not just identify them. We believe that our new service will not only reduce the merchandising costs for our customers, but even more importantly, will enable them to increase sales in a meaningful way. Over the next several months, we'll begin to generate the data that we think, in terms of sales increases, supports the fact that we can do that, and we suspect that will help us get many, many additional customers.

Beyond that, adding an ability to fix identified problems through people is the ultimate anti-AI strategy for us. In simplest terms, AI will never have arms and legs that can go into a store and touch product. It's obvious, by the way, that we can charge more for such a service, not just to diagnose the problem, but to actually fix it. Our retail customers win with higher sales, our supplier customers win with higher sales, and we get higher sales.

In order to add this uniquely human capability, ReposiTrak has now aligned itself with the SPAR Group, one of the largest U.S. merchandising companies. In fact, I believe we are now the largest shareholder of the SPAR Group, and our touchless retail offering is designed to address every single one of these pain points for our DSD suppliers. We pair our data and our visibility with the very best team at SPAR. Seriously, only the top performers of SPAR.

We create a squad of very talented, proven merchandising experts that can remediate these stocking issues, and the program's resonating. We introduced the service about a month ago, and we've already signed and begun executing several contracts. The technical integration with SPAR and the ramp-up of this offering is taking a lot of time and focus for us, especially over the last quarter, but the market reception's been exceptionally high.

Incidentally, the integration, as you would imagine, is non-trivial. We're deeply integrating at a technical and reporting level to make sure that we have a common view of a customer, and that we can serve them as if we were joined at the hip with SPAR. We expect touchless retailing to generate a little revenue in the current quarter that's coming up and become a very significant and meaningful contributor in 2027 and beyond. That'll have been the fastest concept to revenue of any product we've ever introduced.

Beyond the joint offering and its revenue potential as a joint offering, we also have significant cross-sale opportunities. SPAR has a number of customers that can benefit from our technology, and we have technology customers that can use their merchandising services. If we can execute as well as I expect, this will be a very significant part of our business over the next few years. Very significant.

On to traceability. We recently spent time with the FDA staff, and especially after the summer we just experienced with food safety issues, they made it clear they have no desire to postpone the implementation of Traceability Rule 204. We continue to expect that by year end, inbound inquiry rate and interest in traceability will increase. This will have a meaningful impact on our business in 2027 as we get closer to the ‘28 deadlines.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The headlines of the past few months reiterate why traceability is critical. As of a few weeks ago, we've had over 160 food-related recalls, way ahead of the already accelerated pace from 2025. More importantly, these recalls involve serious, sometimes deadly outbreaks. We all heard about the Cyclospora outbreak in July and August. Iceberg lettuce from a farm in Mexico led to something in excess of 11,000 illnesses across 20 states, 500 hospitalizations, and two deaths. As a result, bagged lettuce sales, for example, are down 30%. Lettuce fields in California are being plowed under.

But that's not the only outbreak. Jalapenos from Mexico led to a salmonella outbreak, resulting in, I don't know, 431 sick people in 32 states with 57 hospitalizations. Food safety problems exacerbated by a lack of traceability create an enormous cost burden to the industry. That doesn't include what you can imagine the litigation costs are likely to be. These are case studies for the importance of end-to-end traceability. It was a hell of a summer.

Traceability is critical because it enables retailers and suppliers to identify a problem quickly at the source and remove all potentially impacted products from shelves to reduce both human suffering and economic costs and do it far, far faster. That's why another FDA extension of the deadline is frankly quite unlikely.

For the year, as John mentioned, we grew revenue and simultaneously reduced our operating expenses. Our fixed costs actually went down even as we added revenue, added customers, and added offerings. The result was a significant increase again in our profitability. From a balance sheet perspective, we maintained substantial cash, giving our customers comfort and confidence in ReposiTrak, even as we invested in the SPAR Group and continued to return over $5 million of capital to the Shareholders.

Over the next fiscal year, you will see both our touchless offerings expand. As we continue to move toward the FDA deadline, we expect traceability revenue to grow more rapidly and our touchless merchandising offering to also rapidly expand revenue. Overall, we feel very, very confident about the next few years.

With that, I'd like to open the call now for questions. Operator?

Operator

Thank you. We'll now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment, please, while we poll for questions.

Thank you. Our first question is from Thomas Forte with Maxim Group.

Thomas Forte

Great. John and Randy, congratulations on another good fiscal year. I'll just go one at a time on my questions. John, I apologize, you get the least interesting one first. When you compare your fiscal ‘26 results with your fiscal ‘25 results on an earnings per share basis, how much did it cost you with the higher tax rate for the full year versus last year?

John Merrill

In my remarks, it was about $2 million for this year. Last year, the expense was $700,000. I went to public school, but that's $1.3 million, that like for like was an increase between fiscal 2026 and 2025.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

How much is that in EPS?

John Merrill

You figure $200,000 for each penny. What is that $0.065 cents?

Thomas Forte

Thank you. All right. Then on the investment spending related to your software, can you talk about high level what you're investing in there?

Randy Fields

Do you mean what kinds of things are we doing investment-wise with our software?

Thomas Forte

Yes.

Randy Fields

God, there's a whole variety of things that are actually going on. We're in the process of rewriting almost the entirety of our technology stack with three intentions. We're going to more deeply embed AI capabilities in what we're doing. We've always been a pioneer in the area of AI, but we're going to more deeply embed it. That's number one.

Number two is we're now going to be sharing customers with SPAR. We're modifying our technology to create the ability for both companies to act as one. I know that sounds relatively trivial, but it's actually very difficult. We both want to be able to look at a customer, the results. We want to treat the customer between us in a way so that things never fall through the cracks. We're doing major technology changes both for SPAR and ourselves in order to have that capability.

We've announced several new products, as you know, and we're investing in those products as well. Perhaps the most interesting thing that will change, we think, how the world sees us is, as we now have the capability to fix problems with people with SPAR, we're going to go much deeper into the analytics of the supply chain so we can identify out-of-stocks and whatnot more quickly and deal with them more in real time. There's an enormous amount of development work going on.

Thomas Forte

All right. Then...

Randy Fields

Is that the question you were asking? I just want to make sure I answered the question.

Thomas Forte

Yes. Thank you for that. John, historically, you've provided a number on the amount of money it requires to run the business. With Randy talking about embedding AI more deeply, does that change that number?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

Not at all. I mean, we still maintain that we're sub-$12 million in cash, take accounting out of it, bad debt expense, stock comp, accounting. We're still sub-$12. It's about $11.4 million right now. Now, will those increases or those significant enhancements to our software stack change that? The answer is no, because as we've done in the past, we would just reallocate, like you've seen with our total expenses have gone down dramatically. We would just reallocate. We wouldn't spend more on those enhancements with the software development.

Randy Fields

Actually, I think he was asking—I could be wrong, John, but I think he was actually asking the reverse question. Will this ultimately enable our cost structure to be lower as time goes on? Some of the things that we're doing will take more human requirements out of the equation. As we do more work with SPAR, it's not unreasonable to imagine our expenses lightening up a little bit even from where they are. They'll definitely not go up significantly.

Thomas Forte

Okay. Then, Randy, did you give a statistic on the percent of food retailers' orders that are essentially online deliveries? I think I saw you gave a statistic there.

Randy Fields

I didn't. I think the stat that I gave relates to direct store delivery, which is how suppliers get product to the stores. Really, there's multiple paths. The two biggest paths are through a warehouse, a distributor-owned warehouse, or we call it self-distributor, where the retailer owns his own distribution centers. That's about 70%.

The remainder, 30%, is direct store delivery, where vendors like Coke and Pepsi and others come directly to each of the retail stores, bring product in, put it on the shelf, and take care of the product, easing the labor pains of a retailer. That's the area where we have both the greatest market penetration and, frankly, the greatest expertise. That's the area that is fraught with poor ordering. You have to think about it, there are thousands and thousands of relatively small vendors, notwithstanding the Cokes and Pepsis. The rest are small. These smaller vendors have trouble first staffing to get into stores to address the merchandising issue, secondly, to figure out what the order ought to be, and they just don't have the tools.

That's our market opportunity. There are thousands of these vendors that have the need that they've got to have better merchandising capability than they do today. They need that and want that at a lower cost with higher effectiveness. They need the ability to have automated ordering that we bring to the table. The maintenance of perpetual inventories and whatnot, all of which are part of the service that we provide to DSD vendors. This segment of the market, this 30% of the entire grocery market, really needs what we do.

Thomas Forte

All right. %hen I hate to end on a negative, but, all right, can you specifically address two macro and how they're affecting maybe your customer and you indirectly? One is just elevated price of oil. Then you had made, Randy, some pretty specific comments earlier this fiscal year on the perceived AI threat and your efforts to address that, mitigate that. Can you, I know you touched on your prepared remarks, but I'd appreciate if you expanded a little.

Randy Fields

Yeah. There's zero doubt that the increase in transportation costs, primarily because of diesel fuel, is putting more upward pressure on every aspect of the supply chain. Food moves by truck by and large. As a result, it is definitely impacted by the change in diesel prices. The result of that is that people are cautious. They're very much concerned that consumers have reached the end point of willingness to pay. It's causing the industry certainly pain and doesn't affect us per se, but it certainly is affecting the way supermarkets are approaching their business. The example is with the change in management recently, Kroger is going all in on bringing grocery prices down. They think market share now depends upon the perception that consumers have of the prices of groceries in their stores. The price battle has certainly begun.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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In terms of AI, you can tell that that seems to have quieted down a little bit. AI will enable large companies to try and bring more software systems in-house, roll your own as we call it, where they build their own systems, potentially with the aid of AI, which incidentally we think is one of the reasons that the SPAR relationship is so important to us longer term. The tool that AI can build, software, can be really good as we know, because we do it, at the identification of problems. But there's simply an issue with retailers and suppliers. It's one thing to know that there's a problem, and it's a whole different thing, who the hell goes into the store to fix it?

We believe that the future is in that ability to dispatch people, get the problem fixed, and own that space. I can't think of a more rightful heir than us. We're tremendous at the identification of issues, and with the addition of our relationship with SPAR, we're going to be even better at the full solution of how do you find and then how do you fix issues inside of retail grocery stores. We think it'll be a pretty significant addition to what we're doing. Not a substitute, it's an addition.

Thomas Forte

Excellent. Thank you so much, Randy and John, for taking on my question. Thank you, guys.

John Merrill

Thanks, Tom.

Operator

Thank you. There are no further questions at this time. I'd like to hand the floor back over to Randy Fields for any closing comments.

Randy Fields

Paul, thank you.

Thanks, everybody, for taking time this afternoon. We're obviously excited about where we are. As I said earlier, we've never introduced a product like we have with Touchless Retailing that went from a press release to revenue in about 45 days. It's pretty remarkable. We feel very good about how that's doing. We certainly feel good about how the trends in the traceability market that we've opened up are likely to be coming our way here in the next few months. We feel great about our current position. Thank you all. Talk to you soon.

John Merrill

Thank you.

Operator

This concludes today's conference. You may disconnect your lines at this time. Thank you again for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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